    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 14, 1998.
                                                      REGISTRATION NO. 333-31453
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                        POST-EFFECTIVE AMENDMENT NO. 1
                                TO FORM S-1 ON
                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         ADVANCED RADIO TELECOM CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                           4812                      52-1869023
(STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)

  500 108TH AVENUE NE, SUITE 2600, BELLEVUE, WASHINGTON 98004 (425) 688-8700 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            THOMAS M. WALKER, ESQ.
                                GENERAL COUNSEL
                        500 108TH AVENUE NE, SUITE 2600
                          BELLEVUE, WASHINGTON  98004
                     (425) 688-8700 / (425) 990-1642 (FAX)
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                       COPIES OF ALL COMMUNICATIONS TO:

                              MARY E. WEBER, ESQ.
                                 ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                            BOSTON, MA  02110-2624
                     (617) 951-7000 / (617) 951-7050 (FAX)

                         -----------------------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.


If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                  PROSPECTUS
                                  ----------

                               2,731,725 SHARES
                      ISSUABLE UPON EXERCISE OF WARRANTS

                         ADVANCED RADIO TELECOM CORP.

                              ___________________

                                 COMMON STOCK

                              ___________________


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAVE THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus covers 2,731,725 shares (the "Shares") of common stock, $.001 par value, and Junior Preferred Stock Purchase Rights associated with the Shares pursuant to a Rights Agreement dated as of June 20, 1997 (the "Common Stock"), of Advanced Radio Telecom Corp. ("ART" or the "Company") to be issued and sold by the Company upon exercise of the 2,025,000 warrants (the "Warrants") issued in conjunction with the Company's 14% Senior Notes due 2007 (the "Senior Notes"). Each Warrant entitles the holder to purchase 1.349 shares of Common Stock for $.01 per share, subject to adjustment under certain circumstances, payable in cash or by surrender of additional Warrants. The Warrants are exercisable until 5:00 p.m. on February 15, 2007.

     The Common Stock is listed on the Nasdaq National Market under the symbol "ARTT." The last reported sale price of the Common Stock on the Nasdaq National Market on April 13, 1998 was $14.875.

     All expenses of the offering of the Shares made hereby will be paid by the Company.

     FOR A DISCUSSION OF FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 2.

================================================================================
                            Price to    Underwriting Discounts     Proceeds to
                             Public        and Commissions           Company
--------------------------------------------------------------------------------
 Per Share..............   $ .01(1)              $0                   $ .01
--------------------------------------------------------------------------------
 Total (3)                 $27,317.25            $0               $27,317.25 (2)
================================================================================

  (1) Calculated using the initial exercise price of $.01 per Share, which is subject to adjustment under certain circumstances as provided in the Warrant Agreement.
(2) Before deducting expenses payable by the Company, estimated to be $65,000.
(3)    Based on 2,025,000 outstanding Warrants.

                 The date of this Prospectus is April 14, 1998

     No person has been authorized to give information or make any representation not contained in this Prospectus in connection with any offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder, under any circumstances, shall create any implication that there has been no change in the affairs of the Company since the date hereof.



                               TABLE OF CONTENTS

                                                                 Page
                                                                 ----

     AVAILABLE INFORMATION........................................  1
     RISK FACTORS.................................................  2
     THE COMPANY..................................................  7
     DETERMINATION OF OFFERING PRICE..............................  7
     PLAN  OF DISTRIBUTION........................................  7
     USE OF PROCEEDS..............................................  7
     LEGAL MATTERS................................................  7
     EXPERTS......................................................  8
     ADDITIONAL INFORMATION.......................................  8
     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............  8

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements, and other information regarding registrants such as the Company that file electronically with the Commission. The address of the Commission web site is http://www.sec.gov.

                                 RISK FACTORS

     An investment in the Common Stock involves a high degree of risk. The following risk factors, together with the other information set forth in this prospectus, should be considered when evaluating a purchase of the Common Stock.

     Limited Operations; History of Net Losses. The Company has limited operating history. It commenced full scale commercial operations in the fourth quarter of 1996 as a provider of wireless broadband access to carriers and in the first quarter of 1998 adopted a new business strategy of providing wireless broadband data services to retail customers. The Company has generated only nominal revenues from operations to date, has generated operating and net losses since its inception and expects to generate significant operating and net losses for at least the next several years. The Company had a 1997 net loss of $61.7 million and an accumulated deficit of $95.8 million at the end of 1997. The Company anticipates its operating losses will continue for at least the next several years.

     Based on the Company's brief operating history and change of strategy, there is limited data about the Company upon which to evaluate the Company's future performance. There can be no assurance that the Company will develop a successful business or achieve or sustain profitability in the future. The Company's ability to provide commercial service on a widespread basis and to generate positive operating cash flow will depend on its ability to, among other things, develop its operational and support systems, attract experienced and talented personnel, acquire further roof rights and building access for its networks, construct, implement and commercialize its networks, raise additional capital, and attract and retain an adequate customer base.

     Significant Capital Requirements; Need for Additional Financing. The Company will require substantial additional capital prior to the end of 1998 and in the future to implement its business plan, including, among other things, development and expansion of its networks, funding of operating losses, repayment of debt, and possible acquisition of additional licenses, other assets or other businesses. In addition, the Company's expected financing from Lucent is contingent, among other things, on raising additional substantial capital. Failure to access capital when needed could have a material adverse effect on the Company, its ability to implement its business plan, and its financial condition and results.

     There can be no assurance that the Company will be able to obtain any financing when required, or, if such financing is available, that the Company will be able to obtain it on acceptable terms. In the event that the Company fails to obtain additional financing when required, such failure could result in the modification, delay or abandonment of some or all of the Company's business plan. Any such modification, delay or abandonment is likely to have a material adverse effect on the Company.

     Leverage; Ability to Service Indebtedness. The Company is highly leveraged. It will be further leveraged upon consummation of the financing pursuant to the letter of intent with Lucent (which will be secured by certain assets of the Company). The Company expects to incur substantial additional debt to finance its business plan. Accordingly, (i) a substantial portion of the Company's cash flow from operations will be required to pay interest with respect to its outstanding 14% Senior Notes due 2007, commencing in 2000, and may be required to pay interest with respect to any additional indebtedness incurred by the Company, including the Lucent indebtedness, (ii) the Company's flexibility may be limited in responding to changes in the industry and economic conditions generally; (iii) the failure to comply with the numerous financial and other restrictive covenants of such debt may result in an event of default, which, if not cured or waived, could have a material adverse effect on the Company; (iv) the ability of the Company to satisfy its obligations pursuant to such indebtedness is dependent upon its future performance which, in turn, is subject to management, financial, business and other factors affecting the business and operations of the Company; (v) the Company's ability to obtain any necessary financing in the future may be limited; (vi) the Company may be more highly leveraged than many of its competitors, which may put it at a competitive disadvantage; and (vii) the Company's leverage may make it more vulnerable in the event of an economic downturn. The Company's ability to make principal and interest payments on its indebtedness, will be dependent upon, among other things, the Company's future operating performance and anticipated cash flow and its ability to obtain additional debt or equity financing on acceptable terms, which are themselves dependent on a number of factors, many of which are out of the Company's control. These factors include prevailing economic, financial, competitive and regulatory conditions and other factors affecting the Company's business and operations, including the ability of the Company to implement its network on a timely and cost effective basis. There can be no assurance that these factors will not have a material adverse effect on the Company or that the Company will be able to generate sufficient cash flow to meet required interest and principal payments associated with its indebtedness. If the Company is unable to generate sufficient cash flow to meet its debt obligations, the Company may be required to renegotiate the payment terms or to refinance all or a portion of its indebtedness, to sell assets or to obtain additional financing. There is no assurance that the Company would be able to do so.

     Uncertain Acceptance of Services. The Company and other providers have only recently begun to market fixed wireless services, and the Company believes it is currently the only entity marketing exclusively a fixed wireless broadband data service. The provision of such services represents an emerging sector of the telecommunications industry, and the demand for such services is uncertain. The demand may be adversely affected by various factors including historical perceptions of the unreliability of previous wireless technologies, concerns about the security of transmissions over wireless networks and the lack of market history of operational fixed wireless services. The Company anticipates that a substantial investment in sales and marketing will be required to reach the target group of businesses, and to create demand for the Company's wireless data services. There can be no assurance that a substantial market will develop for fixed wireless broadband data services, that sufficient customers will be willing to acquire such services separate from voice telephony, or, if such market were to develop, that the Company will be able to attract and maintain a sufficient revenue-generating customer base, generate sufficient cash flow to service its indebtedness, or operate profitably.

     Acceptance of the Company's services may be affected by various factors beyond the Company's control, including the availability and pricing of alternative broadband data services and the availability and performance of networks and narrowband data services, general and local economic conditions, changes in products and technology, and the potential impact of government regulation on the Company's services. In addition, the extent of the potential demand for the Company's broadband wireless data services cannot be estimated with certainty. Poor acceptance of the Company's services due to one or more of these factors, or from other factors, could have a negative impact on the Company's results and its financial condition.

     Moreover, the Company has incurred and will continue to incur significant operating expenses, has made and will continue to make significant capital investments, has entered into and plans to enter into financing agreements, leases, equipment supply contracts and service arrangements, in each case based upon certain expectations as to the anticipated market acceptance of, and customer demand for, the Company's services. Lack of acceptance of these services in the market would have a material adverse effect on the Company's business and financial condition.

     Competition. The industry and markets in which the Company plans to provide services are highly competitive. The Company competes with other providers of telecommunications services using a variety of telecommunications technologies, now existing and under development, including copper, fiber, cable, mobile and fixed wireless and satellite networks and expects to compete with technologies not yet introduced. These other technologies may offer advantages over the Company's services. In addition, many of the other wireline and wireless services providers have longer operating histories, longer standing relationships with customers and suppliers, greater name recognition, better geographic footprints and greater financial, technical and marketing resources than the Company. As a result, these competitors, among other things, may be able to develop and exploit new technologies, adapt to changes in customer requirements more quickly, devote greater resources to the marketing and sale of their services or more rapidly deploy and build out a network than the Company.

     While the Company does not believe that any other competitor is exclusively offering wireless broadband, packet-switched data services to off-fiber business, ART faces significant competition from other entities and technologies that currently, or could in the future, deliver data services to ART's potential customers over copper wire, fiber, wireless or other technologies. These current or potential competitors include local exchange carriers ("LECs"), fiber and wireless service providers and cable television operators. The Company's competitors also include providers of services to end users which are in competition with the Company's product offerings, such as Internet services. Moreover, the recent and pending auctions of spectrum capable of supporting comparable services may facilitate the introduction or expansion of competition from other competitors. There can be no assurance that the Company will be able to compete effectively with these other technologies and service providers in any of its markets.

     The Company has only recently begun to introduce its data services and has only recently begun to pursue customers with the goal of becoming the leading provider of broadband data services to businesses without fiber connectivity. The Company is currently working to roll out its services in Seattle, WA and Washington, DC, its two initial markets. To date, the Company does not have significant market share in any of the markets in which it holds licenses or offers services. Given the intense competition in the market for broadband data services, there can be no assurance that the Company will achieve significant market share.

     Management of Growth. The Company is pursuing a business plan that, if successfully implemented, will result in rapid growth, expansion of its operations and the provision of broadband data services on a widespread basis over the next two to five years. Rapid expansion of the Company's operations may place a significant strain on the Company's management, financial and other resources. If this growth is achieved, the Company's success will depend on its ability to manage this growth effectively, enhance its operational and financial controls and information systems, and attract, assimilate and retain qualified and key personnel. In addition, if the Company expands its business, it will require additional facilities for its growing operation. There can be no assurance that the Company will successfully implement and maintain such operational and financial systems or successfully obtain, integrate and utilize the employees and management, operational and financial resources necessary to manage a developing and expanding business in the evolving, increasingly competitive broadband data communications market. If the Company fails to successfully manage expansion, customers could experience delays and inferior service, which could have a material adverse effect on the Company's business, financial condition and results.

     Need for Technological Development. Although the Company intends to commence the build-out of its broadband metropolitan area networks ("BMANs") utilizing fixed wireless point-to-point technology, which has been commercially deployed for a period of time, the Company plans to adopt point-to-multipoint technology for the expansion of its build-out. The principal advantages of point-to-multipoint architecture over traditional point-to-point installation include lower costs per customer installation and higher flexibility in how bandwidth is allocated. Point-to-multipoint also makes it possible to support many more subscribers than otherwise would be possible in a point-to-point environment. This technology has not been deployed on a commercial basis, and it is unclear whether the technology will perform as expected, integrate as expected with the Asynchronous Transfer Mode ("ATM") switching gear and other components of the BMANs or provide the advantages expected by the Company. Failure to employ point-to-multipoint technology could adversely effect the Company's network costs, profitability and results of operations.

     The billing, provisioning, customer service, network management and other "back office" systems which will be required to operate the Company's business do not currently exist in a form which can be readily adopted by the Company. Significant development work by the Company or a third-party provider will be required to develop such systems for the Company. Delays in procuring such systems may have a negative impact on the Company's ability to bill and manage its networks and accordingly on the implementation of its business plan.

     Radio Frequency Limitations. The Company's wireless broadband services require a direct line of sight between two transceivers and are subject to distance and rain attenuation. In certain markets which experience heavy rainfall, transmission links must be engineered for shorter distances and greater power to maintain transmission quality. Such reduction may increase the cost of providing service.

     The Company primarily installs its transceivers and antennas on rooftops of buildings and on other tall structures. The Company generally must secure building access rights, access to conduits and wiring from building owners, and may require construction, zoning, franchises or other governmental permits. There can be no assurance that the Company will succeed in obtaining roof access and other rights necessary to provide wireless broadband services to potential customers in its market areas on favorable terms, if at all, or that delays in obtaining such rights will not have a material adverse effect on the Company's development and results of operations. Moreover, there may be a limited number of available buildings which provide a clear line of sight to targeted off-fiber businesses, and therefore there may be some circumstances where installation is impracticable or uneconomical. In such cases, the Company may decide to provide services that are uneconomical in the short term and seek alternative methods of transmission to provide services on a more economical basis, or decide not to provide services to potential customers in locations with such limitations. There can be no assurance that line of sight limitations will not have a material adverse effect on the Company's future development and results of operations.

     Reliance on One Principal Supplier. The Company has entered into letters of intent with Lucent to provide infrastructure equipment for the build out of its wireless broadband data network. As a result, the Company expects to rely on Lucent exclusively to co-develop, procure, manufacture and supply the equipment necessary to construct its networks and perform systems integration for these networks. Any failure or inability by Lucent to perform these functions could cause delays or additional costs in providing services to target customers and building out the Company's network in specific markets. Such a failure could adversely effect the Company's business and results of operations.

     Dependence on Key Employees; Need to Attract and Retain Qualified Personnel. The success of the Company will be dependent, in large part, on its ability to attract and retain qualified technical, marketing, sales and management personnel. The loss of the services of key people could have a material adverse effect upon the business, financial condition and results of operations of the Company. The Company's ability to implement its business plan will require the addition of significant number of qualified personnel. Competition for such personnel is intense, particularly those experienced in information technology, and there can be no assurance of the Company's ability to attract and retain additional key employees and retain its current key employees. The failure to attract and retain such personnel could have a material adverse effect on the business.

     Importance of Third-Party Relationships. The Company intends to enter into relationships with third parties to assist it in providing services, extending its network and penetrating markets. There can be no assurance that the Company will be able to enter into such relationships on a time line that is consistent with the Company's strategy, if at all. Failure to enter into such relationships, the failure of third parties to perform once such relationships are entered into, or the loss of third party relationships once entered into could cause delays in providing services, limit the Company's reach in marketing its product, increase costs for the Company to extend its reach and penetrate markets, and/or impede the Company's ability to offer certain service packages to certain customers. Such failures could have a material adverse effect on the Company's development and results of operations.

     Government Regulation. The telecommunications services offered by the Company are subject to regulation by federal, state and local government agencies. Changes in existing laws and regulations applicable to the provisions of wireless data services via the Company's licenses or to the regulations governing competitive or potentially competitive providers, or any failure or significant delay in obtaining or maintaining any regulatory approvals which may be required, could have a material adverse effect on the Company.

     Risk of Forfeiture, Non-Renewal and Fluctuation in Value of FCC Licenses. The Company must comply with FCC rules relating, among other things, to its licenses. Failure to comply with FCC rules could subject licenses to automatic forfeiture or, depending on the violation, to other FCC sanctions, including automatic forfeitures.

     The Company will be entitled to a renewal expectancy if it can demonstrate at renewal that it is providing substantial service within its authorized area covered by that authorization. There can be no assurance that the Company will be able to make this showing for any or all of its licenses. In the event that the FCC does not renew one or more of the licenses, the Company's business and results of operations could be materially adversely affected.

     The value of licenses held or acquired hereafter by the Company will depend, among other things, upon the success of the Company's wireless broadband operations, fluctuations in the level of supply and demand for such licenses and comparable spectrum and the commercial response to the availability and efficacy of wireless broadband systems. In addition, federal and state regulations may limit the ability of licensees to sell their licenses. Assignment of licenses and changes of control involving entities holding licenses require prior consent of the FCC and, in some instances, state regulatory approval and are subject to restrictions and limitations on the identity, background, legal and financial qualifications, among other things, of the assignee or successor. These regulatory restrictions on transfer of licenses may adversely affect the ability of the Company to acquire or dispose of further licenses or the value of the Company's licenses.

     Licenses Pending Approval for Transfer. The Company has entered into agreements to acquire licenses from other parties to enter new markets or strengthen the Company's position in existing markets. Failure to consummate the transfer of these licenses could affect the Company's ability to offer broadband data services in certain markets where the Company intends to commercialize its services. The acquisition of these licenses is subject, among other conditions, to the approval of the FCC to the assignment or change of control of the entity holding the licenses, as the case may be. There can be no certainty that the Company will receive the requisite approval to acquire these licenses and thereby be able to implement its strategy with respect to the markets covered by such licenses.

     Acquisition of Additional Bandwidth in Selected Areas. Although the Company believes the licenses it owns, manages, or has the right to acquire are sufficient in each of its markets to implement its current business strategy, the Company may seek to acquire or lease additional licenses to expand its geographic footprint or to enhance its ability to provide service to its current target market or customers it may target in the future. There can be no assurance that the Company will be able to acquire additional radio spectrum on favorable terms or at all.

     Foreign Licenses. Entities owned by the Company have obtained licenses to provide broadband services in certain Western European countries and entities owned by the Company or in which the Company has a substantial interest have applied or may apply for such licenses in various other foreign countries. There can be no assurance that such licenses will be granted or exploited in any way.

     Changes in Technology, Services and Industry Standards. The telecommunications industry and market for data services has been characterized by rapid technological advances, changes in end user requirements, frequent new service introductions, evolving industry standards and decreases in the cost of equipment. The Company expects these changes to continue, and believes that its long-term success will increasingly depend on its ability to offer value-added data services that exploit advanced technologies and anticipate or adapt to evolving industry standards. The Company believes that to remain competitive, retain the customer base it establishes and maintain the margins of the retail market it is pursuing, its integrated package of high-speed, broadband data services must continue to evolve to keep pace with developments in the market. There can be no assurance that (i) the Company will be able to arrange to offer the new services required by its customers, (ii) the Company's services will not be economically or technically outmoded by current or future technologies which may compete in the data market, (iii) the Company will have sufficient resources to develop or acquire new technologies or introduce new services capable of competing with future technologies or service offerings (iv) the Company's inventory of equipment will not be rendered obsolete, or (v) the cost of the Company's equipment and network will decline as rapidly as that of competitive alternatives. Moreover, there can be no assurance that the Company's ability to offer the broadband wireless data access with which it will deliver its value-added services will not become technically or economically outmoded as new equipment, technologies and advances in competing alternatives become available.

     Radio Frequency Emission Concerns.   The use of wireless equipment may pose
health risks to humans due to radio frequency emissions ("Emissions") from the radio/antenna unit. Any allegation of health risks, if proven, could result in liability on the part of the Company. If the Company were held liable in any product liability suit, such liability could have a material adverse effect on the financial condition of the Company. Moreover, allegations of health risks, if not proven, could still have a material adverse effect on the Company. Concerns over Emissions may have the effect of discouraging the use of wireless communications devices, such as the radio/antenna units to be used in building out the Company's BMANs. These concerns could have a material adverse effect on the Company's business, financial condition and results of operations. The FCC recently adopted new guidelines and methods for evaluating the environmental effects of Emissions from FCC-regulated transmitters, including wireless antennas. The updated guidelines and methods generally are more stringent than those previously in effect. The Company expects that the wireless equipment to be provided by its vendors will comply with applicable FCC guidelines. The FCC also incorporated into its rules provisions of the Telecommunications Act which preempt state or local government regulation of personal wireless services facilities based on radio frequency environmental effects, to the extent such facilities comply with the FCC's rules concerning such Emissions.

     Possible Volatility of Stock Price. The stock market historically has experienced volatility which has affected the market price of securities of many companies and which has sometimes been unrelated to the operating performance of such companies. In addition, factors such as announcements of developments related to the Company's business, or that of its competitors, its industry group or its customers, fluctuations in the Company's results of operations, a shortfall in revenues or earnings compared to analysts' expectations and changes in analysts' recommendations or projections, sales of substantial amounts of securities of the Company into the marketplace, regulatory developments affecting the telecommunications industry or data services or general conditions in the telecommunications industry or the worldwide economy, could cause the market price of the Common Stock to fluctuate substantially.

     Significant Influence of Voting by Officers, Directors and Related Entities. Common Stock held by the Company's officers and directors and entities which may be considered affiliates of, or related to, such officers and directors hold a significant number of the shares of Common Stock voted on an independent basis. Thus, these stockholders will have the ability to exercise significant influence over the Company and the election of its directors and the approval of any action requiring the approval of the holders of the Company's voting stock, including adopting certain amendments to the Company's Certificate of Incorporation and approving mergers or sales of substantially all of the Company's assets.

     Absence of Dividends. The Company has not paid and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company intends to retain its earnings, if any, for use in the Company's growth and ongoing operations. In addition, the terms of the indenture relating to the Senior Notes restrict the ability of the Company to pay dividends on the Common Stock.

     Potential Effect of Anti-Takeover Provisions and Issuances of Preferred Stock. Certain provisions of the Company's Certificate of Incorporation and Bylaws, the Delaware General Corporation Law and the Company's Shareholder Rights Plan may have the effect of delaying, deterring or preventing a change in control of the Company or preventing the removal of incumbent directors. The existence of these provisions and this Plan may have a negative impact on the price of the Common Stock and may discourage third party bidders from making a bid for the Company or may reduce any premiums paid to stockholders for their Common Stock. In addition, the Company's Board of Directors has the authority without action by the Company's stockholders to issue shares of the Company's Preferred Stock and to fix the rights, privileges and preferences of such stock, which may have the effect of delaying, deterring or preventing a change in control.


                                  THE COMPANY

     The Company's executive offices are located at 500 108th Avenue NE, Suite 2600, Bellevue, Washington 98004, and its telephone number is (425) 688-8700.


                        DETERMINATION OF OFFERING PRICE

     The terms, conditions and exercise price per Share for the Warrants were determined by the Company and the underwriters at the time of the offering of the Senior Notes and Warrants.


                             PLAN  OF DISTRIBUTION

     The Shares issuable upon exercise of Warrants are offered solely by the Company. No underwriters are participating in this offering. It is anticipated that the Shares issued upon exercise of the Warrants will be authorized but unissued shares. Warrants may be exercised by giving written notice and paying the exercise price to the Company in cash or by surrender of additional Warrants as provided by the Warrant Agreement.


                                USE OF PROCEEDS

     Gross proceeds of approximately $27,000 would be realized if all of the Warrants were exercised for cash at the initial exercise price of $.01 per Share. Net proceeds, if any, will be used for general corporate purposes. It is anticipated that Warrants will be exercised from time to time based upon decisions of the individual Warrant holders and that the Company will receive any net proceeds gradually through February 15, 2007, when the Warrants expire. To the extent Warrants are not exercised for cash, the net proceeds to the Company will be reduced. There is no assurance that all Warrants will be exercised or that the Company will receive the net proceeds which would be available if all Warrants had been exercised.


                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1997, 1996 and 1995, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                            ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement,
each such statement being qualified in all respects by such reference.    In
addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements, and other information regarding registrants such as the Company that file electronically with the Commission. The address of the Commission web site is http://www.sec.gov.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The information in the following documents filed with the Commission by the Company pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

     1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

     2) The Company's Current Reports on Form 8-K filed with the Commission on March 5, 1998.

     3) The description of the Company's Common Stock and Junior Preferred Stock Purchase Rights contained in the Company's Registration Statements on Forms 8-A and 8-A/A (File No. 000-21091) filed under
          Section 12 of the Exchange Act.

     All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available without charge to any person to whom the Prospectus is delivered, upon written or oral request, directed to Advanced Radio Telecom Corp., 500 108th Avenue NE, Suite 2600, Bellevue, Washington 98004, telephone (425) 688-8700.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Securities and Exchange Commission registration fee...........    $   828
     Printing......................................................      2,000*
     Legal fees and expenses.......................................     35,000*
     Nasdaq National Market Additional Listing Fee.................     17,500*
     Accounting fees and expenses..................................      5,000*
     Miscellaneous.................................................      4,672*
                                                                       --------

          Total....................................................    $65,000
                                                                       ========
_____________
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant's Certificate of Incorporation provides that the liability of the directors shall be eliminated to the fullest extent permissible by
Section 102(b)(7) of the DGCL, as amended. The Certificate of Incorporation further provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, as amended.

     Reference is made to the form of Indemnification Agreement incorporated by reference as Exhibit 10 to this Registration Statement for information regarding indemnification of directors and officers under certain circumstances.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits

Exhibit
Number    Description
------    -----------

3.1       --Amended and Restated Certificate of Incorporation.(1)
3.2       --Restated and Amended Bylaws of Registrant.(1)
4.1       --Specimen of Common Stock Certificate.(2)
4.2       --Form of Warrant Agreement.(3)
4.3       --Specimen of Warrant Certificate.(included in Exhibit 4.2).(3)
4.4       --Shareholders' Rights Agreement.(4)
4.5       --Form of Rights Certificate.(4)
5.1       --Opinion of Ropes & Gray.(5)
10        --Form of Director Indemnification Agreement(2)
23.1      --Consent of Independent Accountants.
23.2      --Consent of Ropes & Gray (Included in Exhibit 5.1).(5)


(1) Previously filed with the Company's Registration Statement on Form S-1, filed July 17, 1997 (Reg. No. 333-31453) and incorporated by reference herein.

(2) Previously filed with Amendment 2 to the Company's Registration Statement on Form S-1, effective November 5, 1996 (S.E.C. Reg. No. 333-04388) and incorporated by reference herein.

(3) Previously filed with Amendment 2 to the Company's Registration Statement on Form S-1, effective February 3, 1997 (S.E.C. Reg. No. 333-19295) and incorporated by reference herein.

(4) Previously filed with the Company's Registration Statement on Form 8-A, filed July 10, 1997 (S.E.C. Reg. No. 000-21091) and incorporated by reference herein.

(5) Previously filed with the Company's Registration Statement on Form S-4, filed on August 15, 1997 (S.E.C. Reg. No. 333-33689) and incorporated by reference herein.

ITEM 17.  UNDERTAKINGS

     The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington on the 14th day of April, 1998.

                              Advanced Radio Telecom Corp.


                              By: /s/ Henry C. Hirsch
                                  -------------------------
                              Title: Chairman, Chief Executive Officer
                                     and Director


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on the 14th day of April, 1998.

SIGNATURE                   TITLE                                DATE
---------                   -----                                ----
/s/ Henry C. Hirsch         Chairman, Chief Executive Officer    April 14, 1998
-------------------------   and Director
Henry C. Hirsch

/s/ Thomas A. Grina         Executive Vice President and         April 14, 1998
-------------------------   Chief Financial Officer
Thomas A. Grina

*                           Vice-Chairman and Director
-------------------------
Vernon L. Fotheringham

*                           Director
-------------------------
James C. Cook

*                           Director
-------------------------
Mark C. Demetree

*                           Director
-------------------------
Andrew I. Fillat

*                           Director
-------------------------
James B. Murray

*                           Director
-------------------------
Alan Z. Senter

* Appointed Thomas A. Grina to act as attorney-in-fact and agent with respect to any post-effective amendment relating to the Company's Registration Statement on Form S-1, Registration No. 333-31453.